Exhibit 2.3
THIS WARRANT AND THE SECURITIES ISSUABLE ON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.
WARRANT AGREEMENT
To Purchase Shares of the Common Stock of
BabyUniverse, Inc.
Dated as of July 11, 2006 (the “Effective Date”)
     WHEREAS, BabyUniverse, Inc., a Florida corporation (the “Company”), has entered into a Senior Loan and Security Agreement of even date herewith (the “Loan Agreement”) with Hercules Technology Growth Capital, Inc., a Maryland corporation (“Hercules”);
     WHEREAS, the Company entered into an engagement letter dated May 17, 2006 (the “Engagement Letter”) with Merriman Curhan Ford & Co. (the “Warrantholder”); providing for the contingent issuance of warrants as a portion of the consideration for services provided in securing the Loan Agreement;
     WHEREAS, the Company desires to grant to Warrantholder, in consideration for, among other things, the services provided in securing the Loan Agreement, the right to purchase shares of its Common Stock pursuant to this Warrant Agreement (the “Agreement” or the “Warrant”);
     NOW, THEREFORE, in consideration of the Engagement Letter and services rendered thereunder, and in consideration of the mutual covenants and agreements contained herein, the Company and Warrantholder agree as follows:
SECTION 1. GRANT OF THE RIGHT TO PURCHASE COMMON STOCK.
     For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, 2,757 (Two Thousand Seven Hundred Fifty Seven) fully paid and non-assessable shares of the Common Stock (as defined below) at a purchase price of $8.20 (Eight and 20/100 Dollars) per share (the “Exercise Price”). The number and Exercise Price of such shares are subject to adjustment as provided in Section 8. As used herein, the following terms shall have the following meanings:
“Act” means the Securities Exchange Act of 1933, as amended.
“Charter” means the Company’s Articles of Incorporation, Certificate of Incorporation or other constitutional document, as may be amended from time to time.

“Common Stock” means the Company’s common stock, $0.001 par value per share.
“Merger Event” means a reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) involving the Company in which the Company is not the surviving entity, or in which the outstanding shares of the Company’s capital stock are otherwise converted into or exchanged for shares or units of capital of another entity.
“Purchase Price” means, with respect to any exercise of this Agreement, an amount equal to the Exercise Price as of the relevant time multiplied by the number of shares of Common Stock requested to be exercised under this Agreement pursuant to such exercise.
SECTION 2. TERM OF THE AGREEMENT.
Except as otherwise provided for herein, the term of this Agreement and the right to purchase Common Stock as granted herein (the “Warrant) shall commence on the Effective Date and shall be exercisable for a period ending five (5) years from the Effective Date.
SECTION 3. EXERCISE OF THE PURCHASE RIGHTS.
     (a) Exercise. The purchase rights set forth in this Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 2, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed. Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below, and in no event later than three (3) days thereafter, the Company shall issue to the Warrantholder a certificate for the number of shares of Common Stock purchased, and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases, if any, under this Warrant. The Company shall also comply with its requirements under Section 12(u) of this Agreement to ensure the timely delivery of shares of Common Stock to Warrantholder.
     The Purchase Price may be paid at the Warrantholder’s election either (i) by cash or check, or (ii) by surrender of all or a portion of the Warrant for shares of Common Stock to be exercised under this Agreement and, if applicable, an amended Agreement representing the remaining number of shares purchasable hereunder, as determined below (“Net Issuance”). If the Warrantholder elects the Net Issuance method, the Company will issue Common Stock in accordance with the following formula:

X=Y(A-B) A

Where:	X=	the number of shares of Common Stock to be issued to the Warrantholder.

Y = the number of shares of Common Stock requested to be exercised under this Agreement.

A = the fair market value of one (1) share of Common Stock at the time of issuance of such shares of Common Stock.

	B=	the Exercise Price.

     For purposes of the above calculation, current fair market value of Common Stock shall mean with respect to each share of Common Stock:
(i)	if the exercise is after, and not in connection with an Initial Public Offering, and:
     (A) if the Common Stock is traded on a securities exchange, the fair market value shall be deemed to be the average of the closing prices over a five (5) trading day period ending one (1) trading day before the day the current fair market value of the securities is being determined; or
     (B) if the Common Stock is traded over-the-counter, the fair market value shall be deemed to be the average of the closing bid and asked prices quoted on the NASDAQ system (or similar system) over the five (5) trading day period ending one (1) trading day before the day the current fair market value of the securities is being determined;
(ii)	if at any time the Common Stock is not listed on any securities exchange or quoted in the NASDAQ National Market or the over-the-counter market, the current fair market value of Common Stock shall be the highest price per share which the Company could obtain from a willing buyer (not a current employee or director or any person affiliated with Warrantholder or other holder of this Warrant) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by its Board of Directors unless the Company shall become subject to a Merger Event, in which case the fair market value of Common Stock shall be deemed to be the per share value received by the holders of the Company’s Common Stock pursuant to such Merger Event.
Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended Agreement representing the remaining number of shares purchasable hereunder. All other terms and conditions of such amended Agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.
     (b) Exercise Prior to Expiration. To the extent this Agreement is not previously exercised as to all Common Stock subject hereto, and if the fair market value of one share of the Common Stock is greater than the Exercise Price then in effect, this Agreement shall be deemed automatically exercised pursuant to Section 3(a) (even if not surrendered) as of the last business day on, or if the expiration date is not a business day then immediately before, the expiration date of this Warrant. For purposes of such automatic exercise, the fair market value of one share of the Common Stock upon such expiration shall be determined pursuant to Section 3(a). To the extent this Agreement or any portion thereof is deemed automatically exercised pursuant to this Section 3(b), the Company agrees to promptly notify the Warrantholder of the number of shares of Common Stock, if any, the Warrantholder is to receive by reason of such automatic exercise, and payment thereof shall be made through Net Issuance, and a certificate representing the number of shares of Common Stock to be issued to the Warrantholder shall be promptly issued and delivered to the Warrantholder.

SECTION 4. RESERVATION OF SHARES.
     During the term of this Agreement, the Company will at all times have authorized and reserved a sufficient number of shares of its Common Stock to provide for the exercise of the rights to purchase Common Stock as provided for herein.
SECTION 5. NO FRACTIONAL SHARES OR SCRIP.
     No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Agreement, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.
SECTION 6. NO RIGHTS AS SHAREHOLDER/STOCKHOLDER.
     This Agreement does not entitle the Warrantholder to any voting rights or other rights as a shareholder/stockholder of the Company prior to the exercise of this Agreement.
SECTION 7. WARRANTHOLDER REGISTRY.
     The Company shall maintain a registry showing the name and address of the registered holder of this Agreement. Warrantholder’s initial address, for purposes of such registry, is set forth below Warrantholder’s signature on this Agreement. Warrantholder may change such address by giving written notice of such changed address to the Company.
SECTION 8. ADJUSTMENT RIGHTS.
     The Exercise Price and the number of shares of Common Stock purchasable hereunder are subject to adjustment, as follows:
     (a) Merger Event. If at any time there shall be Merger Event, then, as a part of such Merger Event, lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive, upon exercise of this Agreement, the number of shares of common stock or other securities or property of the successor corporation resulting from such Merger Event that would have been issuable if Warrantholder had exercised this Agreement immediately prior to the effective date of the Merger Event. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Agreement with respect to the rights and interests of the Warrantholder after the Merger Event to the end that the provisions of this Agreement (including adjustments of the Exercise Price and number of shares of Common Stock purchasable) shall be applicable in their entirety, and to the greatest extent possible. Without limiting the foregoing, in connection with any Merger Event, upon the closing thereof, the successor or surviving entity shall assume the obligations of this Agreement. In connection with a Merger Event and upon Warrantholder’s written election to the Company, the Company shall cause this Warrant Agreement to be exchanged for the consideration that Warrantholder would have received if Warrantholder chose to exercise its right to have shares issued pursuant to the Net Issuance provisions of this Warrant Agreement immediately prior to the effective date of the Merger Event without actually exercising such right, and without acquiring such shares and exchanging such shares for such consideration.
     (b) Reclassification of Shares. Except as set forth in Section 8(a), if the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Agreement exist into the same or a different number of securities of any other class or classes, this Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Agreement immediately prior to the effective date of such combination, reclassification, exchange, subdivision or other change.
     (c) Subdivision or Combination of Shares. If the Company at any time shall combine or subdivide its Common Stock, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased, and the number of shares of Common Stock issuable upon exercise of this Agreement shall be proportionately increased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased, and the number of shares of Common Stock issuable upon the exercise of this Agreement shall be proportionately decreased.
     (d) Stock Dividends. If the Company at any time while this Agreement is outstanding and unexpired shall:
(i)	pay a dividend with respect to the Common Stock payable in Common Stock, then the Exercise Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution; or

(ii)	make any other distribution with respect to Common Stock, except any distribution specifically provided for in any other clause of this Section 8, then, in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise or conversion of this Warrant a proportionate share of any such distribution as though it were the holder of the Common Stock as of the record date fixed for the determination of the stockholders of the Company entitled to receive such distribution.
     (e) Antidilution Rights. Antidilution rights applicable to the Common Stock purchasable hereunder shall be as set forth in the Company’s Charter from time to time and shall be applicable with respect to the Common Stock issuable hereunder. The Company shall promptly provide the Warrantholder with any restatement, amendment, modification or waiver of the Charter; provided, that no such amendment, modification or waiver shall impair or reduce the antidilution rights applicable to the Common Stock as of the date hereof unless such amendment, modification or waiver affects the rights of Warrantholder with respect to the Common Stock in the same manner as it affects all other holders of Common Stock. The Company shall provide Warrantholder with prior written notice of any issuance of its stock or other equity security to occur after the Effective Date of this Agreement, which notice shall include (a) the price at which such stock or security is to be sold, (b) the number of shares to be issued, and (c) such other information as necessary for Warrantholder to determine if a dilutive event has occurred and the number of additional shares of Common Stock that may be purchased upon the occurrence of any dilutive event. For the avoidance of doubt, there shall be no duplicate anti-dilution adjustment pursuant to this subsection (e), the forgoing subsection (d) and the Company’s Charter.

     (f) Notice of Adjustments. If: (i) the Company shall declare any dividend or distribution upon its stock, whether in stock, cash, property or other securities; (ii) the Company shall offer for subscription prorata to the holders of any class of its Common Stock or other convertible stock any additional shares of stock of any class or other rights; (iii) there shall be any Merger Event; (iv) the Company shall sell, lease, license or otherwise transfer all or substantially all of its assets; or (v) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Warrantholder: (A) at least thirty (30) days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of such Merger Event, dissolution, liquidation or winding up; and (B) in the case of any such Merger Event, sale, lease, license or other transfer of all or substantially all assets, dissolution, liquidation or winding up, at least thirty (30) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding up).
     Each such written notice (or a subsequent notice given at least five (5) days prior to the Merger Event, dissolution, liquidation, or winding up) shall set forth, in reasonable detail, (i) the event requiring the notice, and (ii) if any adjustment is required to be made, (A) the amount of such adjustment, (B) the method by which such adjustment was calculated, (C) the adjusted Exercise Price (if the Exercise Price has been adjusted), and (D) the number of shares subject to purchase hereunder after giving effect to such adjustment, and shall be given by first class mail, postage prepaid, or by reputable overnight courier with all charges prepaid, addressed to the Warrantholder at the address for Warrantholder set forth in the registry referred to in Section 7.
     (g) Timely Notice. Failure to timely provide such notice required by subsection (f) above shall entitle Warrantholder to retain the benefit of the applicable notice period notwithstanding anything to the contrary contained in any insufficient notice received by Warrantholder. For purposes of this subsection (g), and notwithstanding anything to the contrary in Section 12(g), the notice period shall begin on the date Warrantholder actually receives a written notice containing all the information required to be provided in such subsection (f).
SECTION 9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.
     (a) Reservation of Common Stock. The Common Stock issuable upon exercise of the Warrantholder’s rights has been or will be duly and validly reserved and, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, that the Common Stock issuable pursuant to this Agreement may be subject to restrictions on transfer under state and/or federal securities laws. The Company has made available to the Warrantholder true, correct and complete copies of its Charter and current bylaws. The issuance of certificates for shares of Common Stock upon exercise of this Agreement shall be made without charge to the Warrantholder for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Common Stock; provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer and the issuance and delivery of any certificate in a name other than that of the Warrantholder.

     (b) Due Authority. The execution and delivery by the Company of this Agreement and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the right to acquire the shares of Common Stock, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.
     (c) Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Agreement, except for the filing of notices pursuant to Regulation D under the Act and any filing required by applicable state securities law or any exchange on which shares of the Company’s stock shall be traded, which filings will be effective by the time required thereby.
     (d) Issued Securities. All issued and outstanding shares of the Company’s securities have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of the Company’s securities were issued in full compliance with all federal and state securities laws.
     (e) Other Commitments to Register Securities. Other than warrants to purchase 130,000 shares of common stock at an exercise price of $11.50 per share granted to the Company’s underwriter in connection with the Company’s initial public offering in 2005, and warrants to purchase 110,000 shares of common stock at an exercise price of $8.10 per share granted to KBA Ventures, LLC (f/k/a Posh Tots, LLC), and the Warrants issued to Hercules in connection with the Loan Agreement, the Company is not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the Act any of its presently outstanding securities or any of its securities which may hereafter be issued.
     (f) Exempt Transaction. Subject to the accuracy of the Warrantholder’s representations in Section 10, the issuance of the Common Stock upon exercise of this Agreement constitutes a transaction exempt from (i) the registration requirements of Section 5 of the Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.
     (g) Compliance with Rule 144. If the Warrantholder proposes to sell Common Stock issuable upon the exercise of this Agreement, or the Common Stock into which it is convertible, in compliance with Rule 144 promulgated by the SEC, then, upon Warrantholder’s written request to the Company, the Company shall furnish to the Warrantholder, within ten days after receipt of such request, a written statement confirming the Company’s compliance with the filing requirements of the SEC as set forth in such Rule, as such Rule may be amended from time to time.
SECTION 10. REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.
This Agreement has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:
     (a) Investment Purpose. This Warrant has been acquired for investment and not with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.
     (b) Private Issue. The Warrantholder understands (i) that the Common Stock issuable upon exercise of this Agreement is not registered under the Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Agreement will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 10.
     (c) Financial Risk. The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.
     (d) Risk of No Registration. The Warrantholder understands that if a registration statement covering the securities under the Act is not in effect when it desires to sell (i) the rights to purchase Common Stock pursuant to this Agreement or (ii) the Common Stock issuable upon exercise of the right to purchase, it may be required to hold such securities for an indefinite period. The Warrantholder also understands that any sale of (A) its rights hereunder to purchase Common Stock or (B) Common Stock issued or issuable hereunder which might be made by it in reliance upon Rule 144 under the Act may be made only in accordance with the terms and conditions of that Rule.
     (e) Accredited Investor. Warrantholder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.
SECTION 11. TRANSFERS.
     Subject to compliance with applicable federal and state securities laws, this Agreement and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes) upon surrender of this Agreement properly endorsed. Each taker and holder of this Agreement, by taking or holding the same, consents and agrees that this Agreement, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Agreement shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Agreement as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Agreement. The transfer of this Agreement shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes. Notwithstanding the foregoing, this Agreement may not be assigned without the prior written consent of the Company.
SECTION 12. MISCELLANEOUS.
     (a) Effective Date. The provisions of this Agreement shall be construed and shall be given effect in all respects as of the date hereof. This Agreement shall be binding upon any successors or assigns of the Company.

     (b) Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law. The parties hereto agree that the terms of this Agreement shall be specifically enforceable by either party hereto notwithstanding the availability of an adequate remedy at law. If either party institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense that the complaining party has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.
     (c) No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.
     (d) Additional Documents. The Company, upon execution of this Agreement, shall provide the Warrantholder with certified resolutions with respect to the representations, warranties and covenants set forth in Sections 9(a) through 9(d), 9(f) and 9(g). The Company shall also supply such other documents as the Warrantholder may from time to time reasonably request.
     (e) Attorney’s Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to reasonable attorneys’ fees and reasonable expenses and all costs of proceedings incurred in enforcing this Agreement. For the purposes of this Section 12(e), attorneys’ fees shall include without limitation fees incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (iv) garnishment, levy, and debtor and third party examinations; and (v) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment.
     (f) Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.
     (g) Notices. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the first business day after transmission by facsimile or hand delivery or deposit with an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, and shall be addressed to the party to be notified as follows:
If to Warrantholder:
Merriman Curhan Ford & Co.
Attn: John Heistand
600 California Street — 9th Floor
San Francisco, CA 94108
Telephone: (415) 248-5600
Facsimile: (415) 548-5692

With a copy to:

If to the Company:
BabyUniverse, Inc.
150 South U.S. Highway One, Suite 500
Jupiter, Florida 33477
Attention: Chief Financial Officer
Telephone: (561) 277-6400
Facsimile: (561) 746-1478
or to such other address as each party may designate for itself by like notice.
     (h) Entire Agreement; Amendments. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersedes and replaces in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof (including the Engagement Letter). None of the terms of this Agreement may be amended except by an instrument executed by each of the parties hereto.
     (i) Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.
     (j) Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed (or had an opportunity to discuss) with its counsel this Agreement and, specifically, the provisions of Sections 12(n), 12(o), 12(p), 12(q) and 12(r).
     (k) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
     (l) No Waiver. No omission or delay by Warrantholder at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Company at any time designated, shall be a waiver of any such right or remedy to which Warrantholder is entitled, nor shall it in any way affect the right of Warrantholder to enforce such provisions thereafter.
     (m) Survival. All agreements, representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall be for the benefit of the parties and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

     (n) Governing Law. This Agreement has been negotiated and delivered to Warrantholder in the State of Florida, and shall have been accepted by Warrantholder in the State of Florida. Delivery of Common Stock to Warrantholder by the Company under this Agreement is due in the State of Florida. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.
     (o) Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Agreement may be brought in any state or federal court of competent jurisdiction located in the State of Florida. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in Palm Beach County, State of Florida; (b) waives any objection as to jurisdiction or venue in Palm Beach County, State of Florida; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 12(g), and shall be deemed effective and received as set forth in Section 12(g). Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.
     (p) Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE COMPANY AND WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY (TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW) OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST WARRANTHOLDER OR ITS ASSIGNEE OR BY WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY. This waiver extends to all such Claims, including Claims that involve Persons other than the Company and the Warrantholder; Claims that arise out of or are in any way connected to the relationship between the Company and Warrantholder; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement.
     (q) Arbitration. If the Mutual Waiver of Jury Trial set forth in Section 12(p) is ineffective or unenforceable, the parties agree that all Claims shall be submitted to binding arbitration in accordance with the commercial arbitration rules of JAMS (the “Rules”), such arbitration to occur before one arbitrator, which arbitrator shall be a retired Florida state judge or a retired Federal court judge. Such proceeding shall be conducted in Palm Beach County, Florida, with Florida rules of evidence and discovery applicable to such arbitration. The decision of the arbitrator shall be binding on the parties, and shall be final and nonappealable to the maximum extent permitted by law. Any judgment rendered by the arbitrator may be entered in a court of competent jurisdiction and enforced by the prevailing party as a final judgment of such court.
     (r) Prearbitration Relief. In the event Claims are to be resolved by arbitration, either party may seek from a court of competent jurisdiction identified in Section 12(o), any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by binding arbitration.
     (s) Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.
     (t) Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to the other by reason of any failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable by any injured party to this Agreement. If an injured party to this Agreement institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that the other has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.
     (u) Registration Rights.
     (I) at any time prior to July 11, 2011, Warrantholder shall be entitled to “piggyback” registration rights such that if the Company proposes to register (including for this purpose a registration effected by the Company for security holders other than Warrantholder) any of its Common Stock under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the shares underlying the Warrant (the “Warrant Shares”)), the Company shall, at such time, promptly give Warrantholder written notice (the “Company’s Notice”) of such registration. Upon the written request of Warrantholder given within twenty (20) days of the Company’s Notice, the Company shall cause to be registered under the Act all of the Warrant Shares that such Warrantholder has requested to be registered; provided, however, if such public offering is to be underwritten and, in the good faith judgment of the managing underwriter, the inclusion of all of the Warrant Shares that Warrantholder has requested to be registered would interfere with the successful marketing of the Company’s Common Stock or other securities, the number of Warrant Shares to be included in such public offering shall be reduced as determined in the good faith judgment of such managing underwriter; provided, further, that the managing underwriter shall reduce, limit or exclude securities for registration in the following order: (i) first, among securities requested to be included in such registration by any person who does not have a contractual right to request registration of such securities; (ii) second, pro rata among the securities requested to be included in such registration by persons with a right to request registration of such securities, on the basis of the number of securities owned by such holders requesting inclusion in the registration; and (iii) third, among the securities which the Company proposes to sell. Upon request by the managing underwriter of such offering, any Warrant Shares that are thereby excluded from the offering shall be withheld from the market by the Warrantholder for a period (not to exceed 30 days prior to the effective date and 90 days thereafter) that the managing underwriter reasonably determines is necessary in order to successfully complete the underwritten public offering; provided, however, that the foregoing restrictions shall not apply to Warrantholder unless all officers and directors of the Company and all holders of one percent or more of the Company’s outstanding capital stock and all holders with registration rights of any kind are bound by similar agreements or restrictions.

     (II) (i) The Company agrees to indemnify and hold harmless each Holder Indemnitee (as defined below) from and against any losses, claims, damages, liabilities or expenses to which such Holder Indemnitee may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of, or are based upon (A) any untrue statement of a material fact contained in the Registration Statement or prospectus, (B) any failure by the Company to fulfill any undertaking included in the Registration Statement, (C) any breach of any representation, warranty or covenant made by the Company in this Warrant and (D) any violation or alleged violation of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Warrant Shares, and the Company will promptly reimburse such Holder Indemnitee for any reasonable legal or other expenses incurred in investigating, defending or preparing to defend, settling, compromising or paying any such action, proceeding or claim; provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage, liability or expense arises solely out of, or is based solely upon, an untrue statement made in such Registration Statement in reliance upon and in conformity with written information furnished to the Company by such Holder Indemnitee specifically for use in preparation of the Registration Statement.
     (ii) The Warrantholder or any holder under this Agreement agrees (severally and not jointly with any other holder under this Agreement) to indemnify and hold harmless the Company (and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each officer of the Company who signs the Registration Statement and each director of the Company) from and against any losses, claims, damages, liabilities or expenses to which the Company (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise solely out of, or are based solely upon, any untrue statement of a material fact contained in the Registration Statement, but only if and to the extent that such untrue statement was made in reliance upon and in conformity with written information furnished by the Warrantholder or any holder under this Agreement specifically for use in preparation of the Registration Statement (provided, however, that the Warrantholder or any holder under this Agreement shall not be liable in any such case for any untrue statement in any Registration Statement or prospectus if such statement has been corrected in writing by the Warrantholder or any holder under this Agreement and delivered to the Company at least three business days prior to the pertinent sale or sales by the Warrantholder or any holder under this Agreement). Notwithstanding the foregoing, the aggregate liability of each of the Warrantholder and any holder under this Agreement pursuant to this subsection (ii) shall be limited to the net amount received by the Warrantholder or any holder under this Agreement from the sale of the Warrant Shares.
     (iii) Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 12(u), such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 12(u) (except to the extent that such omission materially and adversely affects the indemnifying party’s ability to defend such action) or from any liability otherwise than under this Section 12(u). Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof, provided however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnifying person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) for all indemnified parties. In no event shall any indemnifying person be liable in respect of any amounts paid in settlement of any action unless the indemnifying person shall have approved the terms of such settlement; provided, that such consent shall not be unreasonably withheld. No indemnifying person shall, without the prior written consent of the indemnified person, effect any settlement of any pending or threatened proceeding in respect of which any indemnified person is or could have been a party and indemnification could have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of such proceeding.
     (iv) If the indemnification provided for in this Section 12(u) is unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) referred to herein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Warrantholder or any holder under this Agreement on the other in connection with the statements or omissions or other matters which resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, in the case of an untrue statement, whether the untrue statement relates to information supplied by the Company on the one hand or the Warrantholder or any holder under this Agreement on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement. The Company and the Warrantholder and any holder under this Agreement agree that it would not be just and equitable if contribution pursuant to this subsection (iv) were determined by pro rata allocation (even if the Warrantholder or any holder under this Agreement were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to above in this subsection (iv). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (iv) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (iv), the Warrantholder or any holder under this Agreement shall not be required to contribute any amount in excess of the net amount received by the Warrantholder or any holder under this Agreement from the sale of the Warrant Shares. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligations in this subsection of the Warrantholder or any holder under this Agreement to contribute are several in proportion to the sales of Warrant Shares to which such loss relates and not joint with any other holder under this Agreement.

     (v) For purposes of this Section 12(u), the term “Holder Indemnitee” shall include the Warrantholder or any holder under this Agreement, its officers, directors, employees, partners, agents and any person controlling the Warrantholder or any holder under this Agreement; the term “Registration Statement” shall include any final prospectus, exhibit, supplement or amendment included in or relating to the Registration Statement; and the term “untrue statement” shall include (A) any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading and (B) any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the prospectus a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     (w) Shorting. The Warrantholder or any holder under this Agreement agrees that the Warrantholder or any holder under this Agreement has not engaged and shall not, directly or indirectly engage in any short-sales involving the Company’s Common Stock. The Warrantholder or any holder under this Agreement understands that the foregoing sentence is material to the Company’s entering into this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, nothing herein shall restrict the Warrantholder or any holder under this Agreement in the exercise of its rights under this Agreement including without limitation to purchase shares of the Company’s Common Stock under this Agreement or to sell such shares that the Warrantholder or any holder under this Agreement may acquire hereunder.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:	BabyUniverse, Inc.
	By:	/s/ Jonathan Teaford
		Name:	Jonathan Teaford
		Title:	Executive Vice President

WARRANTHOLDER:	Merriman Curhan Ford & Co.
	By:	/s/
Name:
Title: